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                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
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
                                                                                             Three Months Ended
                                                                                           ----------------------
                                                                                            July 27,    July 28,
                                                                                              1994        1993
                                                                                           ----------  ----------
                                                                                            FY 1995     FY 1994
Primary income per share:
     Net income..........................................................................  $  154,716  $  152,179
     Preferred dividends.................................................................          17          18
                                                                                           ----------  ----------
     Net income applicable to common stock...............................................  $  154,699  $  152,161
                                                                                           ==========  ==========
     Average common shares outstanding and common stock equivalents......................     251,237     258,710
                                                                                           ==========  ==========

     Net income per share--primary.......................................................  $      .62  $      .59
                                                                                           ==========  ==========
Fully diluted income per share:
     Net income..........................................................................  $  154,716  $  152,179
                                                                                           ==========  ==========
     Average common shares outstanding and common stock equivalents......................     251,237     258,710
     Additional common shares assuming:
       Conversion of $1.70 third cumulative preferred stock..............................         360         387
       Additional common shares assuming options were exercised
          at the period-end market price.................................................         124          13
                                                                                           ----------  ----------
     Average common shares outstanding and common stock equivalents......................     251,721     259,110
                                                                                           ==========  ==========
       Net income per share--fully diluted...............................................  $      .61  $      .59
                                                                                           ==========  ==========
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               All amounts in thousands except per share amounts.

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